Exhibit 99.1

Digimarc Reports Third Quarter 2024 Financial Results

Beaverton, Ore. – November 14, 2024 – Digimarc Corporation (NASDAQ: DMRC) reported financial results for the third quarter ended September 30, 2024.

“Looking forward, Q3 was the most significant quarter I have witnessed since I joined the company,” said Digimarc CEO Riley McCormack. “We made significant progress on things underway and opened new areas of opportunity we previously didn’t believe addressable in the near term. Looking back, we acknowledge Q3 revenue doesn’t reflect the reality just described. The gap between what lies ahead and what lies behind has never been this large and we look forward to providing additional information to bridge that gap as soon as reasonably possible.”

Third Quarter Financial Results

Annual recurring revenue(1) as of September 30, 2024 decreased to $18.7 million compared to $19.6 million as of September 30, 2023. The $0.9 million decrease reflects a $5.8 million decrease due to the delayed timing in the anticipated renewal of a commercial contract, partially offset by new annual recurring revenue from entry into new commercial subscription contracts and increased subscription fees on existing commercial contracts.

Subscription revenue for the third quarter of 2024 increased to $5.3 million compared to $4.8 million for the third quarter of 2023, primarily reflecting higher subscription revenue from new and existing commercial contracts, partially offset by the delayed timing in the anticipated renewal of a commercial contract.

Service revenue for the third quarter of 2024 remained flat, compared to the third quarter of 2023, primarily reflecting higher service revenue from HolyGrail recycling projects, partially offset by lower service revenue from the Central Banks.

Total revenue for the third quarter of 2024 increased to $9.4 million compared to $9.0 million for the third quarter of 2023.

Gross profit margin for the third quarter of 2024 increased to 62% compared to 58% for the third quarter of 2023. Excluding amortization expense on acquired intangible assets, subscription gross profit margin increased to 86% from 85% and service gross profit margin increased to 61% from 54% for the third quarter of 2024 compared to the third quarter of 2023.

Non-GAAP gross profit margin for the third quarter of 2024 increased to 78% compared to 76% for the third quarter of 2023.

Operating expenses for the third quarter of 2024 increased to $17.3 million compared to $16.4 million for the third quarter of 2023, primarily reflecting $0.6 million of cash severance costs and $0.4 million of lower labor costs allocated to cost of revenue due to the amount and mix of billable labor hours incurred.

Non-GAAP operating expenses for the third quarter of 2024 increased to $14.1 million compared to $13.2 million for the third quarter of 2023.

Net loss for the third quarter of 2024 was $10.8 million or ($0.50) per share compared to $10.7 million or ($0.53) per share for the third quarter of 2023.

Non-GAAP net loss for the third quarter of 2024 was $6.1 million or ($0.29) per share compared to $5.9 million or ($0.29) per share for the third quarter of 2023.

At September 30, 2024, cash, cash equivalents and marketable securities totaled $33.7 million compared to $27.2 million at December 31, 2023.

(1) Annual Recurring Revenue (ARR) is a company performance metric calculated as the aggregation of annualized subscription fees from all of our commercial contracts as of the measurement date.

Conference Call

Digimarc will hold a conference call today (Thursday, November 14, 2024) to discuss these financial results and to provide a business update. CEO Riley McCormack, CFO Charles Beck, and CLO George Karamanos will host the call starting at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). A question and answer session will follow management’s prepared remarks.

The conference call will be broadcast live and available for replay here and in the investor section of the company’s website. The conference call script will also be posted to the company’s website shortly before the call.

For those who wish to call in via telephone to ask a question, please dial the number below at least five minutes before the scheduled start time:

Toll Free number: 877-407-0832

International number: 201-689-8433

Conference ID number: 13743904

Company Contact:

Charles Beck

Chief Financial Officer
Charles.Beck@digimarc.com

+1 503-469-4721

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About Digimarc

Digimarc Corporation (NASDAQ: DMRC) is the pioneer and global leader in digital watermarking technologies. For nearly 30 years, Digimarc innovations and intellectual property in digital watermarking have been deployed at massive scale for the identification and the authentication of physical and digital items. A notable example of this is our partnership with a consortium of the world’s central banks to deter counterfeiting of global currency. Digimarc is also instrumental in supporting global industry standards efforts spanning both the physical and digital worlds. In 2023, Digimarc was named to the Fortune 2023 Change the World list and honored as a 2023 Fast Company World Changing Ideas finalist. Learn more at Digimarc.com.

Forward-Looking Statements

Except for historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management’s opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and regulatory factors, including, without limitation, the terms and timing of anticipated contract renewals. More detailed information about risk factors that may affect actual results are outlined in the company’s Form 10-K for the year ended December 31, 2023, and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Non-GAAP Financial Measures

This release contains the following non-GAAP financial measures: Non-GAAP gross profit, Non-GAAP gross profit margin, Non-GAAP operating expenses, Non-GAAP net loss, and Non-GAAP loss per share (diluted). See below for a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. These non-GAAP financial measures are an important measure of our operating performance because they allow management, investors and analysts to evaluate and assess our core operating results from period-to-period after removing non-cash and non-recurring activities that affect comparability.  Our management uses these non-GAAP financial measures in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparisons.

Digimarc believes that providing these non-GAAP financial measures, together with the reconciliation to GAAP, helps management and investors make comparisons between us and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measures and the corresponding GAAP measures provided by each company under applicable SEC rules. These non-GAAP financial measures are not measurements of financial performance or liquidity under GAAP. In order to facilitate a clear understanding of its consolidated historical operating results, investors should examine Digimarc’s non-GAAP financial measures in conjunction with its historical GAAP financial information, and investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.  Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to, GAAP financial measures. Non-GAAP financial measures may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results.

Digimarc Corporation

Consolidated Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Subscription	$5,252	$4,811	$17,394	$13,374
Service	4,191	4,183	12,366	12,193
Total revenue	9,443	8,994	29,760	25,567
Cost of revenue:
Subscription (1)	735	698	2,205	2,264
Service (1)	1,638	1,938	5,138	5,621
Amortization expense on acquired intangible assets	1,173	1,135	3,445	3,346
Total cost of revenue	3,546	3,771	10,788	11,231
Gross profit
Subscription (1)	4,517	4,113	15,189	11,110
Service (1)	2,553	2,245	7,228	6,572
Amortization expense on acquired intangible assets	(1,173)	(1,135)	(3,445)	(3,346)
Total gross profit	5,897	5,223	18,972	14,336
Gross profit margin:
Subscription (1)	86%	85%	87%	83%
Service (1)	61%	54%	58%	54%
Total	62%	58%	64%	56%

Operating expenses:
Sales and marketing	5,637	5,366	16,789	16,770
Research, development and engineering	6,488	6,308	19,873	20,295
General and administrative	4,861	4,433	13,695	13,412
Amortization expense on acquired intangible assets	280	272	823	800
Impairment of lease right of use assets and leasehold improvements	—	—	—	250
Total operating expenses	17,266	16,379	51,180	51,527

Operating loss	(11,369)	(11,156)	(32,208)	(37,191)
Other income, net	617	478	1,868	1,870
Loss before income taxes	(10,752)	(10,678)	(30,340)	(35,321)
Provision for income taxes	(2)	(45)	(22)	(65)
Net loss	$(10,754)	$(10,723)	$(30,362)	$(35,386)

Loss per share:
Loss per share — basic	$(0.50)	$(0.53)	$(1.43)	$(1.76)
Loss per share — diluted	$(0.50)	$(0.53)	$(1.43)	$(1.76)
Weighted average shares outstanding — basic	21,435	20,217	21,187	20,158
Weighted average shares outstanding — diluted	21,435	20,217	21,187	20,158

(1) Cost of revenue, Gross profit and Gross profit margin for Subscription and Service excludes amortization expense on acquired intangible assets.

Digimarc Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
GAAP gross profit	$5,897	$5,223	$18,972	$14,336
Amortization of acquired intangible assets	1,173	1,135	3,445	3,346
Amortization and write-off of other intangible assets	136	143	410	433
Stock-based compensation	154	310	563	866
Non-GAAP gross profit	$7,360	$6,811	$23,390	$18,981
Non-GAAP gross profit margin	78%	76%	79%	74%

GAAP operating expenses	$17,266	$16,379	$51,180	$51,527
Depreciation and write-off of property and equipment	(179)	(223)	(570)	(911)
Amortization of acquired intangible assets	(280)	(272)	(823)	(800)
Amortization and write-off of other intangible assets	(77)	(228)	(241)	(276)
Amortization of lease right of use assets under operating leases	(90)	(94)	(263)	(426)
Stock-based compensation	(2,548)	(2,382)	(7,376)	(7,280)
Impairment of lease right of use assets and leasehold improvements	—	—	—	(250)
Non-GAAP operating expenses	$14,092	$13,180	$41,907	$41,584

GAAP net loss	$(10,754)	$(10,723)	$(30,362)	$(35,386)
Total adjustments to gross profit	1,463	1,588	4,418	4,645
Total adjustments to operating expenses	3,174	3,199	9,273	9,943
Non-GAAP net loss	$(6,117)	$(5,936)	$(16,671)	$(20,798)

GAAP loss per share (diluted)	$(0.50)	$(0.53)	$(1.43)	$(1.76)
Non-GAAP net loss	$(6,117)	$(5,936)	$(16,671)	$(20,798)
Non-GAAP loss per share (diluted)	$(0.29)	$(0.29)	$(0.79)	$(1.03)

Digimarc Corporation

Consolidated Balance Sheet Information

(in thousands)

(Unaudited)

	September 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents (1)	$25,560	$21,456
Marketable securities (1)	8,126	5,726
Trade accounts receivable, net	6,965	5,813
Other current assets	4,143	4,085
Total current assets	44,794	37,080
Property and equipment, net	1,159	1,570
Intangibles, net	24,834	28,458
Goodwill	9,030	8,641
Lease right of use assets	3,754	4,017
Other assets	1,453	786
Total assets	$85,024	$80,552

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$5,973	$6,672
Deferred revenue	3,409	5,853
Total current liabilities	9,382	12,525
Long-term lease liabilities	5,418	5,994
Other long-term liabilities	64	106
Total liabilities	14,864	18,625

Shareholders’ equity:
Preferred stock	50	50
Common stock	21	20
Additional paid-in capital	413,480	376,189
Accumulated deficit	(342,130)	(311,768)
Accumulated other comprehensive loss	(1,261)	(2,564)
Total shareholders’ equity	70,160	61,927
Total liabilities and shareholders’ equity	$85,024	$80,552

(1) Aggregate cash, cash equivalents, and marketable securities was $33.7 million and $27.2 million at September 30, 2024 and December 31, 2023, respectively.

Digimarc Corporation

Consolidated Cash Flow Information

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(30,362)	$(35,386)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and write-off of property and equipment	570	911
Amortization of acquired intangible assets	4,268	4,146
Amortization and write-off of other intangible assets	651	709
Amortization of lease right of use assets under operating leases	263	426
Stock-based compensation	7,939	8,146
Impairment of lease right of use assets and leasehold improvements	—	250
Increase (decrease) in allowance for doubtful accounts	96	—
Changes in operating assets and liabilities:
Trade accounts receivable	(1,321)	(1,581)
Other current assets	(9)	1,688
Other assets	(582)	279
Accounts payable and other accrued liabilities	(816)	299
Deferred revenue	(2,448)	3,298
Lease liability and other long-term liabilities	(586)	136
Net cash provided by (used in) operating activities	(22,337)	(16,679)

Cash flows from investing activities:
Purchase of property and equipment	(199)	(208)
Capitalized patent costs	(313)	(295)
Proceeds from maturities of marketable securities	16,978	26,696
Purchases of marketable securities	(19,376)	(8,664)
Net cash provided by (used in) investing activities	(2,910)	17,529

Cash flows from financing activities:
Issuance of common stock, net of issuance costs	32,218	—
Purchase of common stock	(2,890)	(2,036)
Repayment of loans	(35)	(33)
Net cash provided by (used in) financing activities	29,293	(2,069)
Effect of exchange rate on cash	58	(44)
Net increase (decrease) in cash and cash equivalents (2)	$4,104	$(1,263)

Cash, cash equivalents and marketable securities at beginning of period	27,182	52,542
Cash, cash equivalents and marketable securities at end of period	33,686	33,331
(2) Net (decrease) increase in cash, cash equivalents and marketable securities	$6,504	$(19,211)

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